Exhibit 10.1

AGREEMENT

This AGREEMENT (“Agreement”) is entered into as of June 29, 2011, by and among EVERTEC, Inc. (the “Company”) and Carib Holdings, Inc. (“Holdings”), each a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, Luis O. Abreu (“Executive”) of legal age, married with Ileana González under a separate community agreement or prenuptial agreement and resident of San Juan, Puerto Rico. Ileana González appears solely for the purposes of Section 10 of this Agreement.

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of October 1, 2010 (the “Employment Agreement”), and Holdings and the Executive have entered into an Option Agreement, dated as of February 11, 2011 (the “Option Agreement”) and a Stockholder Agreement, dated September 30, 2010 as amended from time to time (the “Stockholder Agreement”);

WHEREAS, in connection with the EVERTEC, Inc. Voluntary Retirement Plan (the “Retirement Plan”), the Executive will retire from employment effective on December 1, 2011;

WHEREAS, on or about August 1, 2011, the Company will employ a new Chief Financial Officer to fulfill functions previously carried out by Executive.

WHEREAS, in connection with the Executive’s contemplated retirement, the Company, Holdings and Executive desire to amend certain terms of the Employment Agreement, accelerate the termination of Executive’s Options and effect a repurchase of Executive’s Common Shares under the Stockholders Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Capitalized terms used but not otherwise defined in this Amendment shall have the ascribed to such terms in the Employment Agreement, Option Agreement and Stockholders Agreement, as applicable.

2.	Section 1 of the Employment Agreement is hereby deleted in its entirely and replaced with the following:

Subject to earlier termination in accordance with Section 3 of this Agreement, Executive shall be employed by the Company through December 1, 2011 (the “Retirement Date”) at which time Executive’s employment will terminate pursuant to the EVERTEC, Inc. Voluntary Retirement Plan (the “Retirement Plan”) without any further notice. Subject to Executive’s execution and non-revocation of the Confidential Separation Agreement and General Release attached hereto as Annex 1, Executive will be entitled to the payments and benefits provided for under the Retirement Plan. In connection with Executive’s participation in the Retirement Plan, Executive hereby resigns from his positions as Chief Financial Officer of the Company and Holdings, effective as of August 1, 2011, and from all remaining positions he holds as of the Retirement Date with Holdings, the Company or any of its subsidiaries or affiliates, including any position as a member of the board of directors or similar governing body of any such entity, effective as of the Retirement Date.

3.	Section 2(a) is hereby deleted in its entirety and replaced with the following:

“During the Employment Period, Executive shall serve as Senior Vice President of the Company, will assist the newly-hired Chief Financial Officer in all aspects of the CFO role as well as with the transition into such role, and such duties as may be prescribed from time to time by the Board of Directors of the Company (the “Board”) or the Company’s President and Chief Executive Officer (the “CEO”). Executive shall report directly to CEO and if reasonably requested by the CEO or the Board, Executive hereby agrees to serve (without additional compensation) as an officer and director of the Company or any affiliate or subsidiary thereof.”

4.	Section 3(d) of the Employment Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding the foregoing, Executive’s replacement as Chief Financial Officer of the Company shall not constitute Good Reason under this Agreement.”

5.	The Option Agreement is hereby terminated and the Options granted thereunder are cancelled effective immediately.

6.	In settlement of the Company’s rights and Executive’s obligations under Section 9 of the Stockholder’s Agreement, Executive hereby agrees to sell, assign and convey, all right, title and interest in and to 16,500 shares of Class B Non-Voting Common Stock of Holdings, par value $0.01 per share (the “Repurchased Shares”), to Holdings or its designee free and clear of all Encumbrances and Holdings hereby agrees to accept and repurchase the Repurchased Shares in exchange for the payment to Executive of U.S. $10.00 per share with an aggregate purchase price of U.S. $165,000.00 (the “Purchase Price”). Executive shall deliver the certificates (the “Certificates”) representing the Purchased Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank promptly following Execution of this Agreement (and no later than three (3) business days following the execution of this Agreement). Promptly following receipt of the Certificates (and no later than three (3) business days following the execution of this Agreement), Holdings or its designee shall deliver the Purchase Price at its option (x) in the form of a cashier’s check, certified check or money order or (y) by wire transfer of immediately available funds to an account that has been designated in writing by Executive. Subject to the terms and conditions of the foregoing, each of Executive and Holdings shall use commercially reasonable efforts to take, or cause to be taken all appropriate action, do or cause to be done all things, necessary, proper of advisable under applicable law, and execute and such documents, instruments and other papers, in each case, as may be required to carry out the provisions of this Section 6 and consummate and make effective the transactions contemplated hereby and thereby.

7.	Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges Holdings and the Company, their respective stockholders, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, related parties and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Related Parties”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have against the Related Parties arising out of or in any way related to in respect of Executive’s Options and Repurchased Shares.

8.	This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Puerto Rico, without giving effect to any choice of law or conflicting provision or rule (whether of the Commonwealth of Puerto Rico or any other jurisdiction) that would cause the laws of any jurisdiction other than the Commonwealth of Puerto Rico to be applied.

9.	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.	The undersigned spouse of Executive has read and hereby approves and consents to the transactions contemplated by Sections 5, 6 and 7 of this Agreement and hereby agrees to be irrevocably bound by all the terms of Section 5, 6 and 7 of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CARIB HOLDINGS, INC.

By:	/s/ Felix M. Villamil
Name:	Felix M. Villamil
Title:	CEO & President

EVERTEC, INC.

By:	/s/ Felix M. Villamil
Name:	Felix M. Villamil
Title:	CEO & President

EXECUTIVE

/s/ Luis O. Abreu
Luis O. Abreu

SPOUSE, solely with respect to Section 10 of this Agreement

/s/ Ileana Gonzalez
Ileana Gonzalez

[Signature Page to Abreu Agreement]